Exhibit 10.4

Execution Copy

OMNIBUS AGREEMENT

among

McCOWN DE LEEUW & CO. IV, L.P.,

McCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.,

MDC MANAGEMENT COMPANY IV, LLC,

DELTA FUND LLC,

CORNERSTONE FAMILY SERVICES LLC

CFSI LLC,

STONEMOR PARTNERS L.P.,

STONEMOR GP LLC

and

STONEMOR OPERATING LLC

i

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and among McCown De Leeuw & Co. IV, L.P., a California limited partnership (“MDC Fund IV”), McCown De Leeuw IV Associates, L.P., a California limited partnership (“MDC Fund IV Associates”), MDC Management Company IV, LLC, a California limited liability company, for itself and in its capacity as general partner of MDC Fund IV and MDC Fund IV Associates, Delta Fund LLC, a California limited liability company, (collectively, the “MDC Group”), Cornerstone Family Services LLC, a Delaware limited liability company (“CFS LLC”), CFSI LLC, a Delaware limited liability company (“CFSI LLC”), StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”).

PRELIMINARY STATEMENTS

1. The parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain noncompetition obligations on the part of the MDC Entities (as defined herein).

2. The parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the parties to each other.

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below or elsewhere in this Agreement, as the case may be:

“5% Shareholders” shall have the meaning ascribed to such term in Section 382(k)(7) of the Code, including the constructive ownership rules applicable thereto and the Treasury Regulation thereunder.

“Actual Aggregate Income Tax Due” means the aggregate amount of federal, state and local income Tax the Partnership Entities must pay in any taxable year.

“Affiliate” shall have the meaning ascribed to such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Assignee” shall have the meaning ascribed to such term in the Partnership Agreement.

“CFSI LLC Agreement” shall mean the limited liability company agreement of CFSI LLC, dated as of September 17, 2004, as such agreement is amended, modified or supplemented from time to time.

“Closing Date” shall have the meaning ascribed to such term in the Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning ascribed to such term in the Partnership Agreement.

“Conflicts Committee” shall have the meaning ascribed to such term in the Partnership Agreement.

“Contribution Agreement” shall have the meaning ascribed to such term in the Partnership Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conveyed Assets” means the Aggregate Cemetery LLC Interests, the Association Notes, the NJ NQ Sub Stock, the CFSI LLC Partial OLP Interest and the CFSI LLC Remaining OLP Interest, each of which shall have the meaning ascribed to such term in the Contribution Agreement.

“CPA Mediator” means an internationally recognized firm of independent public accountants selected jointly by the Conflicts Committee and the Indemnifying Party and which is not then performing and has not in the past three years performed services for or on behalf of either the Indemnified Party or the Indemnifying Party.

“Discharge Date” shall have the meaning ascribed to such term in Section 3.6(a).

“Estimated Formation Taxes” means the estimated amount of income Taxes due and owing, as shown on Exhibit A, by the Predecessor Entities as a result of the Formation Transactions.

“Fair Market Value” shall have the meaning ascribed to such term in Section 3.6(c).

“Formation Taxes” means those income Taxes due and owing by the Predecessor Entities as a result of the Formation Transactions.

“Formation Transactions” means those transactions contemplated by and described in the Contribution Agreement, including those transactions described in the recitals to the Contribution Agreement.

“Governmental Authority” means (i) the United States of America, (ii) any state, commonwealth, county, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, commonwealth, county, municipality or other governmental subdivision within the United States of America, and (iv) any arbitration tribunal having jurisdiction over any member of the MDC Entities or any of the Partnership Entities.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge after due inquiry of the members of the board of managers of CFSI LLC and the executive officers of CFSI LLC.

“Known Threshold Amount “ shall have the meaning ascribed to such term in Section 3.6(d).

“Limited Partner” shall have the meaning ascribed to such term in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, assessments, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s fees and expert’s fees) of any and every kind or character.

“MDC Entities” means each member of the MDC Group, CFS LLC, CFSI LLC and their respective direct and indirect Subsidiaries, other than the Partnership Entities.

“MDC Entity” means any of the MDC Entities.

“NOL Carryover Period” means the NOL carryover period allowed under Section 172 of the Code.

“NOL Carryovers” means the amount of federal and state NOL carryovers shown on Exhibit B, as adjusted pursuant to this definition. Such amounts are to be available as of the Closing Date for use by the Partnership Entities as a reduction of taxable income in future taxable periods of the Partnership Entities. The amounts shown on Exhibit B reflect (i) the amounts of federal and state NOL carryovers of the Predecessor Entities as of December 31, 2003, plus (ii) the amount of federal and state NOL carryovers that are to result from the Formation Transactions. The amounts referred to in clause (i) and shown on Exhibit B shall be adjusted for any increase or decrease in federal and state NOL carryovers resulting from the operations (not including the Formation Transactions) of the Predecessor Entities for the period beginning January 1, 2004 and ending on the Closing Date, as finally determined and reported on the federal and state income tax returns of the Predecessor Entities.

“NOL Limitation Event” means an entry of a final, nonappealable judgment or decree by a court or the execution of a final and binding settlement agreement with any Governmental Authority that has the effect of reducing or eliminating any of the NOL Carryovers.

“NOL” means net operating loss as defined in Section 172 of the Code.

“Notional Aggregate Income Tax Due” means the Actual Aggregate Income Tax Due if no NOL Limitation Event were to have occurred.

“Other Known Interests” shall have the meaning ascribed to such term in Section 3.6(d).

“Over-Allotment Option” shall have the meaning ascribed to such term in the Partnership Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Partnership of the Partnership, dated as of the Closing Date, as such agreement is amended, modified or supplemented from time to time.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership and any of its Subsidiaries.

“Person” shall have the meaning ascribed to such term in the Partnership Agreement.

“Predecessor Entities” means CFSI LLC and its predecessors and any controlled Affiliate of the foregoing.

“Restricted Business” shall have the meaning ascribed to such term in Section 2.1.

“Restricted Period” shall have the meaning ascribed to such term in Section 3.6(d).

“Section 382 Ownership Change” shall have the meaning ascribed to such term in Section 3.6(d).

“Subordinated Units” shall have the meaning ascribed to such term in the Partnership Agreement.

“Subsidiary” shall have the meaning ascribed to such term in the Partnership Agreement.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Testing Period” shall have the meaning ascribed to such term in Section 382(i) of the Code.

“Transfer” shall have the meaning ascribed to such term in Section 3.6(a).

“Treasury Regulations” means the regulations of the U.S. Department of Treasury promulgated pursuant to the Code.

“Units” shall mean the Common Units and Subordinated Units.

ARTICLE II

NONCOMPETITION

Section 2.1 Restricted Businesses. For as long as the general partner of the Partnership is an Affiliate of the MDC Entities (it being acknowledged and agreed that the General Partner is an Affiliate of the MDC Entities as of the date hereof), each of the MDC Entities shall be prohibited from engaging (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business having assets engaged in the following businesses (each a “Restricted Business”): owning or operating cemeteries or funeral homes, or selling cemetery or funeral home products or services, in any state or territory of the United States (other than the ownership or operation of assets solely on behalf of a member of the Partnership Group).

Section 2.2 Scope of Restricted Business Prohibition. Except as provided in Section 2.1, each MDC Entity shall be free to engage (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any of the Partnership Entities.

Section 2.3 Enforcement. Each MDC Entity acknowledges and agrees that the Partnership Entities do not have an adequate remedy at law for the breach by any MDC Entity of the covenants or agreements set forth in this Article II, and that any breach by any MDC Entity of the covenants or agreements set forth in this Article II would result in irreparable injury to the Partnership Entities. Each MDC Entity further acknowledges and agrees that any Partnership Entity may, in addition to the other remedies that may be available to the Partnership Entities, file a suit in equity to enjoin any MDC Entity from such breach, and each MDC Entity consents to the issuance of injunctive relief under this Agreement.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by CFSI LLC for Successor and Other Liability. Subject to the other provisions of this Article III, CFSI LLC shall indemnify, defend and hold harmless the Partnership Entities from and against any Losses suffered or incurred by reason of or arising out of or otherwise relating to liability for (a) all federal, state and local income Tax liabilities attributable to the operation of the Conveyed Assets prior to the Closing Date and (b) Formation Taxes, including, without limitation, liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise, in excess of the Estimated Formation Taxes. The indemnification obligation under this Section 3.1 shall continue until the later of (i) the expiration of all applicable statutes of limitation (including any extensions thereof) relating to the filing by the Predecessor Entities of all Tax Returns relating to the Formation Transactions and (ii) the ultimate resolution of all indemnification claims pursuant to this Section 3.1 that were timely made pursuant to Section 3.4(g), including the full discharge by CFSI LLC of all indemnification obligations arising from such claims.

Section 3.2 Indemnification by CFSI LLC for an NOL Limitation Event.

(a) Upon the occurrence of an NOL Limitation Event, CFSI LLC or its successor shall indemnify, defend and hold harmless the Partnership Entities for any increases in federal, state and local income Tax liabilities of the Partnership Entities attributable to the reduction or elimination of NOL Carryovers otherwise available to the Partnership Entities on the Closing Date. The indemnification obligations under this Section 3.2 shall continue until the later of (i) the expiration of all applicable statutes of limitations (including any extensions thereof) relating to the filing by the Predecessor Entities of all Tax Returns relating to the Formation Transactions, (ii) the ultimate resolution of all inquiries from or instigations of proceedings by Governmental Authorities for which notice was required to be given by the Indemnifying Party pursuant to Section 3.4(c), including the full discharge by CFSI LLC of all indemnification obligations arising from inquiries or proceedings and (iii) the ultimate resolution of all indemnification claims pursuant to this Section 3.2 that were timely made pursuant to Section 3.4(c), including the full discharge by CFSI LLC of all indemnification obligations arising from such claims.

(b) The indemnification obligations under this Section 3.2 shall be an amount equal to:

(i) The excess, if any, of (A) the Actual Aggregate Income Tax Due of the Partnership Entities over (B) the Notional Aggregate Income Tax Due of the Partnership Entities. The indemnification obligations under this Section 3.2(b)(i) shall be calculated, measured and applied for each taxable year of the Partnership Entities, including taxable years prior to, during and after the taxable year in which the NOL Limitation Event occurs, until the expiration of the NOL Carryover Period (measured from the earliest period affected by the NOL Limitation Event); or

(ii) At the option of CFSI LLC, CFSI LLC may make payments in satisfaction of its indemnification obligations under this Section 3.2 with respect to increases in federal income Tax liabilities, as well as state and local income Tax liabilities, which payments with respect to state and local income Tax liabilities may be made in satisfaction of indemnification obligations under this Section 3.2 at different times as those made in satisfaction of any federal income Tax liabilities, equal to amounts determined by, and in the sole discretion of, the Conflicts Committee of the Partnership. Such payments may be satisfied in multiple installments to the extent, and on a schedule, permitted by the Conflicts Committee of the Partnership.

Section 3.3 Indemnification by the Partnership Entities. The Partnership Entities shall, jointly and severally, indemnify, defend and hold harmless the MDC Entities from and against all Losses suffered or incurred by the MDC Entities arising out of or relating to the Conveyed Assets, whether before, on or after the Closing Date, except with respect to matters for which the Partnership Entities are entitled to indemnification under Section 3.1 and Section 3.2 (without regard to any limitations as to time).

Section 3.4 Indemnification Procedures.

(a) As used in this Section 3.4, the term “Indemnifying Party” refers to CFSI LLC, in the case of any indemnification obligation arising under Section 3.1 or Section 3.2, and to the Partnership Entities, in the case of any indemnification obligation arising under Section 3.3, and the term “Indemnified Party” refers to the Partnership Entities, in the case of any indemnification obligation arising under Section 3.1 or Section 3.2, and to the MDC Entities, in the case of any indemnification obligation arising under Section 3.3.

(b) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under Section 3.1 or Section 3.3, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(c) Under Section 3.2, the Indemnifying Party shall promptly notify the Indemnified Party upon the occurrence of any inquiry from or instigation of proceedings by a Governmental Authority that could reasonably be expected to lead to or result in an NOL Limitation Event, and that occurs prior to the expiration of the applicable statutes of limitations (including any extension thereof) relating to the filing by the Predecessor Entities of all Tax Returns relating to the Formation Transactions. Thereafter, the Indemnifying Party agrees to keep the Indemnified Party informed as to the status of such inquiry or proceeding. Upon the occurrence of an NOL Limitation Event, the Indemnifying Party shall promptly provide notice thereof in writing to the Indemnified Party. The Indemnifying Party shall have (30) thirty days from the date of the occurrence of an NOL Limitation Event to deliver to the Indemnified Party and the Conflicts Committee of the Partnership its preliminary written notice to elect to make payment pursuant to Section 3.2(b)(ii) in satisfaction of its indemnification obligation under Section 3.2. The Conflicts Committee of the Partnership shall then have (90) ninety days to deliver to the Indemnifying Party its written notice of the amount to be indemnified against under Section 3.2(b)(ii) with respect to such taxable periods. The Indemnifying Party shall then have (20) twenty days to deliver to the Indemnified Party its final written notice to elect to make payment pursuant to Section 3.2(b)(ii) in the amount determined by the Conflicts Committee of the Partnership and the Indemnifying Party shall promptly pay the Indemnified Party the amount to be indemnified against under Section 3.2(b)(ii) in accordance with the schedule permitted by the Conflicts Committee. If the Indemnifying Party does not elect to make payment pursuant to Section 3.2(b)(ii) and to the extent the indemnification obligation under Section 3.2 relates to taxable periods prior to the taxable period in which the NOL Limitation Event occurs, the Indemnified Party shall then have (90) ninety days to deliver to the Indemnifying Party its good faith written notice of the amount to be indemnified against under Section 3.2(b)(i) with respect to such prior taxable period. To the extent the indemnification obligation under Section 3.2 relates to taxable periods during or after the taxable period in which the NOL Limitation Event occurs, the Indemnified Party shall then have (120) one hundred twenty days after the end of each such taxable year to deliver to the Indemnifying Party its good faith written notice of the amount to be indemnified against under Section 3.2(b)(i) with respect to such taxable periods. Receipt of any such notices setting out the amounts to be indemnified against by the Indemnifying Party under Section 3.2(b)(i) shall be conclusive against the Indemnifying Party in all respects (20) twenty days after receipt by the Indemnifying Party of such notices and the Indemnifying Party shall promptly pay the Indemnified Party the amount to be indemnified against under Section 3.2(b)(i), unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the amount of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute with the next (30) thirty days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, the matter shall be referred to the CPA Mediator. Within (30) thirty days after the date of such referral, the CPA Mediator shall render its decision with respect to the differences, and such decision shall be final and binding on the Indemnified Party and the Indemnifying Party.

(d) The Indemnifying Party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification provisions under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any Governmental Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(e) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification provisions under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(f) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, (i) the gross amount of the indemnification will be reduced by (A) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (B) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons and (ii) the extent of the Losses suffered by the Indemnified Party with respect to claims under Section 3.1 shall be established by the entry of a final nonappealable judgment or decree by a court or the execution of a final and binding settlement agreement with any Governmental Authority having jurisdiction thereof.

(g) The date on which written notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made within the limitations specified in Section 3.1. No claim for indemnification pursuant to Section 3.1 shall be brought or made unless, prior to thirty (30) days after the expiration of all applicable statutes of limitation (including any extensions thereof) relating to the filing by the Predecessor Entities of all Tax Returns relating to the Formation Transactions, the Indemnified Party shall have delivered to the Indemnifying Party a good faith written notice to the effect that the Indemnified Party has incurred Losses entitled to be indemnified against under Section 3.1, which notice specifies in reasonable detail the amount of such Losses and the nature and specific basis of such claim.

(h) Any action, notice, consent, approval or waiver that is required to be taken or given or may be taken or given by a Partnership Entity pursuant to this Article III shall be taken or given by the Conflicts Committee of the Partnership.

Section 3.5 Existence of CFSI LLC. CFSI LLC shall remain in existence until the later of (i) the expiration of all applicable statutes of limitations (including extension) relating to the filing by the Predecessor Entities of all Tax Returns relating to the Formation Transactions or (ii) the ultimate resolution of all indemnification claims pursuant to Section 3.1 and Section 3.2 that were timely made pursuant to Section 3.4(g) and Section 3.4(c), respectively, including the full discharge by CFSI LLC of all indemnification obligations arising from such claims.

Section 3.6 Limitations on Transfers and Incurrence of Indebtedness of CFSI LLC.

(a) Until all of its obligations under this Agreement have been discharged in full (the “Discharge Date”), CFSI LLC shall not be permitted to (i) sell, transfer, assign, gift, exchange, pledge, hypothecate, mortgage, encumber or dispose of, by law or otherwise (each, a “Transfer”), any interest in the General Partner or the Partnership (other than a Transfer of Common Units and Subordinated Units to the Partnership upon the redemption of such Common Units and Subordinated Units by the Partnership upon the exercise of the Over-Allotment Option), except as otherwise provided in this Section 3.6, or (ii) contract, create, incur, assume or suffer to exist any indebtedness or other liability of CFSI LLC, or (iii) guarantee any obligation of any other Person. Any Transfer or purported Transfer by CFSI LLC of any interest in the General Partner or the Partnership not made in accordance with this Section 3.6 shall be null and void.

(b) CFSI LLC shall not Transfer any Subordinated Units held by it until the expiration of three years and thirty-six days after the date of this Agreement (the “Restricted Period”), except as provided in Section 3.6(a)(i) or Section 3.6(e).

(c) Subject to Section 3.6(b) and Section 3.6(d), at any time and from time to time prior to the Discharge Date, CFSI LLC shall be permitted to Transfer any or all of its interest in the General Partner or the Partnership so long as immediately after giving effect to such Transfer CFSI LLC holds assets (including equity interests) having an aggregate Fair Market Value (as defined below) of at least $35.0 million. The determination of such aggregate Fair Market Value shall be made at the time of the proposed Transfer, giving pro forma effect to the proposed Transfer (but excluding the Fair Market Value of any consideration to be received by CFSI LLC for the interests proposed to be Transferred), and otherwise in accordance with the foregoing provisions:

(i) the Fair Market Value of a Common Unit at any date shall mean, in the event the Common Units are traded in the over-the-counter market or on a national or regional securities exchange, the closing price per Common Unit on the trading day immediately preceding the date of the proposed Transfer. The closing price for such trading day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Units are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such trading day reported by NASDAQ, if the Common Units are traded over-the-counter and quoted in the National Market System, or if the Common Units are so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Units as reported by NASDAQ or any comparable system, or, if the Common Units are not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Conflicts Committee of the Partnership for that purpose in its sole discretion. If the Common Units are not publicly traded or not traded in such manner that the quotations referred to above are available for the date specified hereunder, the Fair Market Value of a Common Unit shall be deemed to be the fair market value per Common Unit as determined by the Conflicts Committee of the Partnership in its sole discretion;

(ii) the Fair Market Value of a Subordinated Unit at any date shall be equal to 75% of the Fair Market Value of a Common Unit at such date (determined in accordance with clause (i) above);

(iii) the Fair Market Value of any Class A membership interest in the General Partner at any date shall be equal to the product of (A) a fraction, the numerator of which is the number of Class A units of the General Partner held by CFSI LLC as of such date and the denominator of which is the total number of outstanding Class A units in the General

Partner held by all Class A members of the General Partner as of such date, (B) 50% of the implied number of Common Units representing the General Partner’s general partner interest in the Partnership as of such date and (C) the Fair Market Value of a Common Unit as of such date (determined in accordance with clause (i) above); provided, however, that CFSI LLC may instead request that the Fair Market Value of its Class A membership interest in the General Partner be determined by an independent third party valuation expert, which expert shall be selected by the Conflicts Committee of the Partnership in its sole discretion, whose fees and expenses shall be borne solely by CFSI LLC and whose determination shall be final and conclusive;

(iv) the Fair Market Value of any other assets or property shall be determined by the Conflicts Committee of the Partnership in its sole discretion; and

(v) any cash distributions made by the Partnership to CFSI LLC in respect of any Common Units or Subordinated Units held by CFSI LLC or by the General Partner to CSFI LLC in respect of any membership interests in the General Partner held by CSFI LLC (in any such case, whether or not such distributions have been distributed by CFSI LLC to its members) shall be excluded from the determination of such aggregate Fair Market Value.

(d) Following the Restricted Period and subject to Section 3.6(c), CFSI LLC shall be permitted to Transfer (in one or a series of transactions) up to 49% of the total outstanding interests in the Partnership (which 49% shall be based on value and shall include any interest in the Partnership held directly by CFSI LLC or indirectly by CFSI LLC through its ownership interest in the General Partner or otherwise) in any Testing Period. The amount of total outstanding interests in the Partnership that CFSI LLC is permitted to Transfer pursuant to this Section 3.6(d) may be increased if CFSI LLC obtains either (i) an opinion of counsel that the proposed Transfer “will” not result in a Section 382 Ownership Change (as hereinafter defined), which counsel and opinion shall be acceptable to the Conflicts Committee of the Partnership in its sole discretion, or (ii) a ruling from the IRS that the proposed Transfer will not result in a Section 382 Ownership Change, in either of which cases the amount of total outstanding interests in the Partnership that CFSI LLC is permitted to Transfer pursuant to this Section 3.6(d) shall be increased to the extent permitted by the opinion of counsel or IRS ruling, as the case may be. A “Section 382 Ownership Change” shall occur if, immediately after an “owner shift” (as defined in Section 382(g) of the Code) involving a 5% Shareholder or an “equity structure shift” (as defined in Section 382(g) of the Code), the percentage of stock of any Subsidiary of the Partnership deemed under Section 382 of the Code to be owned by one or more 5% Shareholders has increased by more than 50 percentage points over the lowest percentage of stock deemed owned by such 5% Shareholders at any time during a Testing Period. The amount of total outstanding interests in the Partnership that CFSI LLC is permitted to Transfer pursuant to this Section 3.6(d) shall be decreased if (x) CFSI LLC has Knowledge that a Transfer of an amount of outstanding interests in the Partnership that is equal to or less than 49% of the total outstanding interests in the Partnership (the “Known Threshold Amount”) will result in a Section 382 Ownership Change, in which case the amount of total outstanding interests in the Partnership that CFSI LLC is permitted to Transfer pursuant to this Section 3.6(d) shall be any amount of outstanding interests in the Partnership that is less than the Known Threshold Amount, or (y) CFSI LLC has Knowledge of the existence of one or more owners (either directly or through application of the constructive ownership rules of Section 382 of the Code) of 5% or more of the total outstanding interests in the Partnership (the “Other Known Interests”), which Other Known Interests, when aggregated with the total outstanding interests in the Partnership held by CFSI LLC, exceeds 49% of the total outstanding interests in the Partnership, in which case the amount of total outstanding interests in the Partnership that CFSI LLC is permitted to Transfer pursuant to this Section 3.6(d) shall be reduced by the amount of such Other Known Interests. For purposes of clause (y), CFSI LLC shall be deemed to have Knowledge of all information filed with the Securities and Exchange Commission pursuant to Section 13(d), Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including without limitation any information filed on Schedule 13D, Schedule 13F or Schedule 13G.

(e) Notwithstanding the provisions of Section 3.6(b) and Section 3.6(d) but subject to Section 3.6(c), if at any time after the date hereof the remaining balance of federal NOL Carryovers are less than $1.0 million in the aggregate, CFSI LLC shall be permitted to Transfer any or all of its interests in the Partnership without limitation.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Pennsylvania and to venue in Philadelphia, Pennsylvania.

Section 4.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 4.2:

If to any MDC Entity, to:

c/o 525 Middlefield Road

Suite 210

Menlo Park, CA 94025

Facsimile: (650) 854-0853

Attention: Robert B. Hellman, Jr.

and, if such MDC Entity is CFSI LLC, to:

c/o 155 Rittenhouse

Bristol, PA 19007

Facsimile: (215) 826-2851

Attention: Chief Executive Officer

If to any Partnership Entity, to:

c/o StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

Facsimile: (215) 826-2851

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Facsimile: (215) 569-5555

Attention: Frederick D. Lipman

Section 4.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 4.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

Section 4.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 4.6 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto. Any assignment in contravention of this Section shall be null and void and of no force and effect.

Section 4.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.9 Construction. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement, unless the context otherwise requires.

Section 4.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 4.11 No Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Limited Partner, Assignee or other Person shall have the right, separate and apart from the parties hereto, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on, and effective as of, the Closing Date.

McCOWN DE LEEUW & CO. IV, L.P.

By: MDC Management Company IV, LLC, its general partner

By:	/s/ Robert B. Hellman, Jr.
	Name:	Robert B. Hellman, Jr.
	Title:	CEO and Managing Director

McCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.

By: MDC Management Company IV, LLC, its general partner

By:	/s/ Robert B. Hellman, Jr.
	Name:	Robert B. Hellman, Jr.
	Title:	CEO and Managing Director

MDC MANAGEMENT COMPANY IV, LLC

By:	/s/ Robert B. Hellman, Jr.
	Name:	Robert B. Hellman, Jr.
	Title:	CEO and Managing Director

DELTA FUND LLC

By:	/s/ Robert B. Hellman, Jr.
	Name:	Robert B. Hellman, Jr.
	Title:	CEO and Managing Director

Signature Page to Omnibus Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on, and effective as of, the Closing Date.

CFSI LLC

By:	/S/ LAWRENCE MILLER
	Name:	Lawrence Miller
	Title:	President and CEO

STONEMOR GP LLC

By:	/S/ LAWRENCE MILLER
	Name:	Lawrence Miller
	Title:	President and CEO

STONEMOR PARTNERS L.P.

By: STONEMOR GP LLC, its general partner

By:	/S/ LAWRENCE MILLER
	Name:	Lawrence Miller
	Title:	President and CEO

STONEMOR OPERATING LLC

By:	/S/ LAWRENCE MILLER
	Name:	Lawrence Miller
	Title:	President and CEO

Signature Page to Omnibus Agreement

Exhibit A

Estimated Formation Taxes	$600,000

A-1

Exhibit B

Federal

NOL Carryovers from the Operations of the Predecessor Entities	$24,697,692
Estimated NOL Carryovers from Formation Transactions	$11,167,761

Total NOL Carryovers	$35,865,453

State

Alabama NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$694,179
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$694,179
Connecticut NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$662,503
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$662,503
Delaware NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$589,957
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$589,957
Georgia NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$0
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$0
Maryland NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$7,503,304
Estimated NOL Carryover from Formation Transactions	$(3,502,841)

Total NOL Carryovers	$4,000,463
New Jersey NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$753,021
Estimated NOL Carryover from Formation Transactions	$(32,934)

Total NOL Carryovers	$720,087

B-1

New York NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$1,432
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$1,432
Ohio NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$532,008
Estimated NOL Carryover from Formation Transactions	$(339,601)

Total NOL Carryovers	$192,407
Pennsylvania NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$28,696,720
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$28,696,720
Rhode Island NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$847,308
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$847,308
Tennessee NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$0
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$0
Virginia NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$0
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$0
West Virginia NOL Carryovers
NOL Carryovers from the Operations of the Predecessor Entities	$12,915,144
Estimated NOL Carryover from Formation Transactions	$0

Total NOL Carryovers	$12,915,144

B-2